Exhibit 99.1

DRS Technologies Reports Record Third Quarter and Nine-Month Results

Company Raises Fiscal 2008 Guidance

PARSIPPANY, N.J.--(BUSINESS WIRE)--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the third quarter and first nine months of fiscal 2008, which ended December 31, 2007. Results for both periods included higher revenues, operating income, net earnings and earnings per share than the same periods a year earlier. The company’s funded backlog reached a new high of $3.60 billion.

“DRS reported solid financial results across the board for the fiscal 2008 third quarter, including exceptionally strong double-digit organic revenue growth,” said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. “The company also generated robust free cash flow, which we continued to apply to debt reduction. Nine-month results also advanced year over year, demonstrating the strength of the corporation. The results year to date place the company in a strong position to turn in another record fiscal year.”

Fiscal 2008 Third Quarter Results

Consolidated revenues of $836.6 million for the third quarter of fiscal 2008 were 23 percent higher than revenues of $680.4 million for the same quarter last fiscal year. The increase was attributable entirely to strong organic growth in each of the company’s four operating segments.

Fiscal 2008 third quarter operating income of $91.7 million was 20 percent above the $76.6 million reported for the same quarter in the previous fiscal year. The increase was due to higher overall revenue generation. The operating margin (operating income as a percentage of revenues) for the fiscal 2008 three-month period was 11.0 percent.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $111.6 million for the fiscal 2008 third quarter, 17 percent higher than EBITDA of $95.3 million for the third quarter of fiscal 2007. EBITDA as a percentage of revenues was 13.3 percent.

Interest and related expenses for the third quarter of fiscal 2008 decreased to $27.4 million, 9 percent lower than $30.3 million a year ago. The decrease was due to lower average borrowings outstanding.

The effective income tax rate for the third quarter of fiscal 2008 was approximately 34 percent, compared with approximately 25 percent for the same period last fiscal year. The substantially lower effective income tax rate in the fiscal 2007 period primarily related to the company’s export sales under the Extraterritorial Income (ETI) exclusion.

Net earnings of $42.6 million for the fiscal 2008 three-month period were 21 percent higher than net earnings of $35.1 million reported for the third quarter of fiscal 2007 and included approximately $1.0 million in discrete cumulative tax benefits. Last year’s third quarter included $5.5 million in discrete cumulative tax benefits. Excluding the discrete tax benefits from the third quarter of both years, the company would have reported net earnings of $41.6 million in the fiscal 2008 third quarter, 41 percent above net earnings of $29.6 million for same quarter last year.

Diluted earnings per share (EPS) of $1.03 for the fiscal 2008 third quarter were 20 percent above diluted EPS of $0.86 posted for last year’s third quarter and were based on 41.5 million weighted average diluted shares outstanding, compared with 40.7 shares for the same period a year earlier. Third quarter EPS in both years included discrete cumulative tax benefits: $0.02 for the fiscal 2008 third quarter and $0.13 for the fiscal 2007 third quarter. Excluding these discrete tax benefits from the third quarter of both years, the company would have reported diluted EPS of $1.01 for the fiscal 2008 third quarter, 38 percent above diluted EPS of $0.73 for the same quarter last year.

Net cash provided by operating activities for the third quarter of fiscal 2008 was $57.8 million, 97 percent higher than $29.3 million reported for the fiscal 2007 third quarter. Free cash flow (net cash provided by operating activities less capital expenditures) was $41.5 million for the third quarter of fiscal 2008, significantly higher than $18.4 million in free cash flow for the same quarter in the prior fiscal year. Capital expenditures for the third quarter of fiscal 2008 were $16.3 million, compared with $10.9 million for same quarter last year.

New Contract Awards and Backlog

DRS secured $857.9 million in new orders for products and services during the fiscal 2008 three-month period. Record funded backlog at December 31, 2007 of $3.60 billion was 15 percent above funded backlog of $3.14 billion at the same time last year.

The company’s C4I Segment booked $269.9 million in new contracts during the third quarter of fiscal 2008, including:

• $68 million to provide Naval and industrial power products primarily associated with U.S. Navy electric drive and control systems, Navy nuclear reactor power monitoring systems and 450-volt load centers related to Navy power control and distribution systems for aircraft carriers, other surface ships and submarines;

• $67 million to produce Driver Vision Enhancer (DVE) A-Kits for a wide range of frontline U.S. Army and Marine Corps tactical combat vehicles;

• $35 million to provide data collection, secure communications and processing equipment, including receivers, tuners, antennae, radios, signal processing systems and recorders primarily supporting government intelligence agencies;

• $30 million to provide electronic manufacturing services, the most significant orders associated with production of the U.S. Navy’s AN/UYQ-70 Advanced Display Systems installed on U.S. Navy ships, submarines and aircraft;

• $20 million primarily for battlefield digitization systems, the largest order associated with a new U.S. Army Joint Battle Command-Platform (JBC-P) contract related to the Force XXI Battle Command, Brigade and Below (FBCB2) Blue Force Tracking program;

• $17 million for a range of command, control and communications (C3) systems, the most significant order associated with surface ship radar systems; and

• $14 million for test and training services, the largest order associated with the U.S. Air Force P5 Combat Training System/Tactical Combat Training System program.

New contracts awarded to the company’s RSTA Segment during the third quarter of fiscal 2008 were valued at $314.2 million and included:

• $150 million for ground-based thermal imaging systems, the largest orders associated with ground vehicle electro-optical systems for the U.S. Army’s Improved Bradley Acquisition System (IBAS) and Long Range Advanced Scout Surveillance System (LRAS3) programs;

• $129 million to produce airborne thermal imaging systems and Forward Looking Infrared (FLIR) sensors, the most significant contracts related to the U.S. Army’s Mast Mounted Sights installed on the OH-58D Kiowa Warrior helicopters and to the Army’s Apache helicopter program; and

• $19 million for sensor sighting and targeting products, including modules and engines, utilizing uncooled infrared technology for soldier systems and other applications.

For the third quarter of fiscal 2008, the company’s Sustainment Systems Segment booked contracts valued at $113.7 million, including:

• $39 million for environmental control systems, the largest order to support the U.S. Air Force Minuteman III Intercontinental Ballistic Missile launch and missile alert facilities;

• $27 million for mobile ground support defense systems, the largest orders related to the U.S. Army’s M1000 Heavy Equipment Transporter (HET) trailers; and

• $21 million for power generators and power supplies, the largest awards associated with spare generators for the U.S. Army and other government agencies.

The company’s Technical Services Segment booked contracts valued at $160.1 million during the fiscal 2008 third quarter, including:

• $117 million for communications products and services, including telecommunications, satellite communications, network administration and technical support services for military and government intelligence applications; and

• $34 million for engineering and logistics support services, including contracts associated with the U.S. Coast Guard and U.S. Air Force for aircraft and aeronautical equipment maintenance, overhaul and modifications.

Balance Sheet Highlights

At December 31, 2007, the company had $48.2 million in cash and cash equivalents, compared with $95.8 million at March 31, 2007, the company’s fiscal 2007 year end. Lower cash and cash equivalents at the end of the third quarter of fiscal 2008 reflected utilization of approximately $125 million in cash during the fiscal 2008 year-to-date period to prepay a portion of the company’s long-term debt.

Total debt at December 31, 2007 was $1.66 billion, 7 percent lower than $1.79 billion in total debt at March 31, 2007. Net debt (total debt less cash and cash equivalents) was $1.61 billion at December 31, 2007, compared with $1.69 billion in net debt at March 31, 2007. The company had no borrowings against its revolving credit facility at December 31, 2007. Stockholders’ equity increased 8 percent to $1.62 billion at the end of the third quarter of fiscal 2008, compared with $1.50 billion at March 31, 2007.

Third Quarter Segment Results

DRS’s C4I Segment achieved record third quarter operating results for the three-month period ended December 31, 2007. Revenues of $333.4 million were 24 percent higher than the $268.1 million posted for same quarter in fiscal 2007. Higher revenues were due to increases primarily in the segment’s tactical computer systems, Driver Vision Enhancer A-Kits, and vehicle test and diagnostics product lines, and increases in electronic manufacturing services. Operating income was $39.0 million, a 41 percent improvement over operating income of $27.6 million for last year’s third quarter, reflecting a strong 11.7 percent operating margin, compared with 10.3 percent for the third quarter last year. Higher profitability was attributable mainly to the segment’s tactical computer systems business and improved margins in the intelligence systems business. New orders received during the fiscal 2008 third quarter were valued at $269.9 million, which contributed to a third quarter record funded backlog of $1.41 billion at December 31, 2007, 19 percent higher than backlog at the same time last year.

Fiscal 2008 third quarter revenues of $206.7 million generated by the company’s RSTA Segment were 24 percent higher than the same fiscal period a year ago. The segment generated $25.1 million in operating income, 22 percent above $20.6 million reported for the third quarter a year earlier, reflecting a strong 12.2 percent operating margin. The increases in revenues and operating income were due to higher shipments in the segment’s ground vehicle and airborne sighting and targeting systems, and sensors product lines. New orders of $314.2 million during the three-month period of fiscal 2008 contributed to a third quarter record funded backlog of $1.21 billion at December 31, 2007, 14 percent higher than funded backlog a year earlier.

DRS’s Sustainment Systems Segment reported a 35 percent rise in revenues to $129.6 million for the three-month period ended December 31, 2007, compared with the same prior-year period. The increase in sales was the result of higher shipments primarily in the segment’s power generators, defense electronics, vehicle up armoring and environmental control systems product lines. The segment’s operating income was $15.1 million for the fiscal 2008 third quarter, reflecting an 11.7 percent operating margin. Last year’s third quarter operating income of $17.0 million and operating margin of 17.8 percent included the one-time favorable impact of the company’s integration efforts and realignment of its operations during the period. The segment secured new contracts valued at $113.7 million during the third quarter of fiscal 2008 and reported funded backlog of $503.1 million at December 31, 2007, essentially the same as a year ago.

The company’s Technical Services Segment reported solid operating results for the fiscal 2008 third quarter. Revenues of $166.9 million were 12 percent higher than $149.5 million in sales for the same period last year. Third quarter operating income of $12.7 million was up 11 percent from operating income of $11.4 million, reflecting an operating margin of 7.6 percent, the same as last year’s third quarter. Higher fiscal 2008 third quarter revenues and profitability were due primarily to the segment’s military communications products and services lines, and engineering and logistics support services lines. New orders received in the fiscal 2008 three-month period were valued at $160.1 million, 47 percent higher than the year-ago period, contributing to a third quarter record funded backlog at December 31, 2007 of $469.6 million, up 21 percent from backlog of $388.3 million at the same time last year.

Fiscal 2008 Nine-Month Results

For the first nine months of fiscal 2008, DRS posted record revenues of $2.36 billion, 17 percent above revenues of $2.02 billion for the same period last year. Higher revenues for the period were attributable entirely to increased organic revenue growth in each of the company’s operating segments.

Operating income of $215.2 million for the first nine months of fiscal 2008 included a $36.8 million pretax charge taken in the first quarter on the Thermal Weapon Sights II (TWS II) program, partially offset by an $11.7 million pretax curtailment gain in the second quarter related to one of the company’s benefit plans. Excluding the impact of these items, the company would have reported $240.3 million in operating income for the fiscal 2008 nine-month period, 13 percent higher than $213.5 million in operating income reported for the same nine-month period last year.

The TWS II program is a family of next-generation sights mounted on U.S. Army and Marine Corps weapons that utilizes thermal imaging technology to detect threats. After implementing design modifications, the company resumed TWS II product deliveries to the U.S. Army in the fiscal second quarter. The TWS II program is supported by the company’s Reconnaissance, Surveillance & Target Acquisition (RSTA) Segment.

Operating income as a percentage of sales for the first nine months of fiscal 2008 was 9.1 percent. Before giving effect to the pretax charge and the curtailment gain, the company would have reported an operating margin of 10.2 percent for the nine-month period.

Interest and related expenses for the first nine months of fiscal 2008 were $84.2 million, 7 percent lower than $90.8 million for the same period a year earlier. The decrease was due to lower average borrowings outstanding.

The effective income tax rate for the fiscal 2008 nine-month period was approximately 33 percent, the same as the fiscal 2007 nine-month period. The effective income tax rate for the nine-month period of both fiscal years reflected the positive impact of discrete cumulative tax benefits: $4.0 million in the fiscal 2008 nine-month period and $6.6 million in the fiscal 2007 nine-month period.

The company posted EBITDA of $271.1 million for the first nine months of the fiscal year, compared with $269.5 million reported for the same period last year. EBITDA as a percentage of revenues was 11.5 percent.

Net earnings of $87.3 million for the fiscal 2008 nine-month period were reduced by an after-tax charge of $23.2 million on the TWS II program in the first quarter, and benefited by both the curtailment gain in the second quarter, which was $7.3 million after taxes, and $4.0 million in discrete cumulative tax benefits during the nine-month period. For the same nine months of fiscal 2007, net earnings were $81.6 million, which included $6.6 million in discrete cumulative tax benefits, as mentioned. Excluding the impact of the charge and the gain from the fiscal 2008 nine months and the discrete tax benefits from both years, the company would have reported net earnings of $99.2 million for the first nine months of fiscal 2008, up 32 percent from net earnings of $75.0 million for the same period in fiscal 2007.

Diluted EPS of $2.11 for the fiscal 2008 nine-month period were based on 41.4 million weighted average diluted shares outstanding. Nine-month diluted EPS was reduced by a $0.56 per share after-tax charge in the first quarter on the TWS II program, which was partially offset by $0.27 per share in combined favorable adjustments: $0.18 per share after-tax from the curtailment gain and $0.09 per share in discrete cumulative tax benefits. For the same period in fiscal 2007, diluted EPS of $2.01 on 40.7 million weighted average diluted shares outstanding included $0.16 per share in discrete cumulative tax benefits. Without the effect of these adjustments in both years, the company would have reported diluted EPS of $2.40 for the first nine months of fiscal 2008, a 30 percent improvement over diluted EPS of $1.85 for same period a year ago.

Net cash provided by operating activities for the first three quarters of fiscal 2008 was $118.5 million, 92 percent above the $61.7 million reported for the same period in fiscal 2007. Free cash flow was $69.7 million for the first nine months of fiscal 2008, significantly higher than the $23.5 million for the same period in the prior fiscal year. Capital expenditures were $48.8 million for the first three quarters of fiscal 2008, compared with $38.2 million for the same period last year.

Outlook

“DRS entered the final quarter of the fiscal year with a record backlog comprised of a diversified portfolio of defense contracts, many with multi-year longevity,” added Mr. Newman. “DRS’s growth continues to be guided by a strategic focus that is closely aligned with our customers’ priorities and that encourages the application of our resources across the organization to provide more highly integrated system and service solutions for our customers. In the current industry climate, we are continuing to identify many opportunities in the defense, homeland and global security markets to apply the full range of our technology and service solutions to support in-demand refresh, recapitalization and future force requirements. The company remains on track to achieve planned objectives in the fourth quarter and to complete fiscal 2008 with strong results.”

He continued, “In view of this outlook, we have raised our guidance a second time, reflecting higher expectations for revenues and diluted EPS in fiscal 2008.”

The company’s revised guidance follows:

Updated FY2008 Financial Guidance
Revenues	$3.175 billion to $3.225 billion
Operating Margin	Better than 10%
Interest Expense	$112 million to $113 million
Effective Income Tax Rate	Approximately 34.5% to 35%
Diluted EPS	$3.24 to $3.31
Weighted Average Diluted
Shares Outstanding	41.5 million
Capital Expenditures	$75 million to $85 million
Free Cash Flow	$105 million to $125 million

DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.

For more information about DRS Technologies, please visit the company’s web site at www.drs.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies’ expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “could,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company’s products and other risks or uncertainties detailed in the Company’s Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Investors:

DRS Technologies will host a conference call in conjunction with this news release, which simultaneously will be broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, investor relations, will host the call, which is scheduled for today, Friday, February 8, 2008 at 9:00 a.m. EST. Listeners can access the call live and archived by visiting the Investor Info page of DRS’s web site at http://ir.drs.com or by visiting Thomson Financial’s institutional investor site at http://www.streetevents.com or individual investor center at http://www.earnings.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.

DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (UNAUDITED)
(Millions Except Earnings per Share)

	Three Months Ended December 31,
	2007	2006
Revenues	$836.6	$680.4
Costs and Expenses	$744.9	$603.8
Operating Income	$91.7	$76.6
Interest and Related Expenses	$27.4	$30.3
Earnings before Income Taxes	$64.9	$46.7
Income Tax Expense	$22.3	$11.6
Net Earnings[2,3]	$42.6	$35.1
Earnings per Share:
Basic[2,3]	$1.05	$.88
Diluted[2,3]	$1.03	$.86
Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	40.7	39.9
Diluted	41.5	40.7

	Nine Months Ended December 31,
	2007	2006
Revenues	$2,356.0	$2,022.2
Costs and Expenses	$2,140.8	$1,808.7
Operating Income[1]	$215.2	$213.5
Interest and Related Expenses	$84.2	$90.8
Earnings before Income Taxes	$131.1	$122.5
Income Tax Expense	$43.8	$40.9
Net Earnings[4,5,6]	$87.3	$81.6
Earnings per Share:
Basic[4,5,6]	$2.15	$2.05
Diluted[4,5,6]	$2.11	$2.01
Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	40.5	39.7
Diluted	41.4	40.7
[1]	Fiscal 2008 nine-month operating income includes the positive impact of an $11.7 million pretax curtailment gain in the second quarter related to one of the Company's benefit plans and the adverse impact of a $36.8 million pretax charge in the first quarter on the Thermal Weapon Sights II program.

[2]	Fiscal 2008 third quarter net earnings and earnings per share include $1.0 million and $0.02, respectively, in discrete cumulative tax benefits.

[3]	Fiscal 2007 third quarter net earnings and earnings per share include $5.5 million and $0.13, respectively, in discrete cumulative tax benefits.

[4]	Fiscal 2008 nine-month net earnings and earnings per share include the adverse impact of an after-tax charge of $23.2 million and $0.56, respectively, in the first quarter on the Thermal Weapon Sights II program.

[5]	Fiscal 2008 nine-month net earnings and earnings per share include $11.3 million and $0.27, respectively, for the curtailment gain, net of tax, and discrete cumulative tax benefits combined.

[6]	Fiscal 2007 nine-month net earnings and earnings per share include $6.6 million and $0.16, respectively, in discrete cumulative tax benefits.
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ Millions)

	Three Months Ended December 31,
	2007	2006
Reconciliation of Non-GAAP Financial Data:
Net Earnings[1,4]	$42.6	$35.1
Income Taxes	22.3	11.6
Interest Income	(0.6)	(0.4)
Interest and Related Expenses	27.4	30.3
Amortization and Depreciation	19.9	18.7
EBITDA[5]	$111.6	$95.3
Income Taxes	(22.3)	(11.6)
Interest Income	0.6	0.4
Interest and Related Expenses	(27.4)	(30.3)
Deferred Income Taxes	1.2	(1.1)
Changes in Assets and Liabilities, Net of
Effects from Business Combinations and
Divestitures	(11.8)	(28.0)
Other, Net	5.9	4.6
Net Cash Provided by Operating
Activities	$57.8	$29.3
Capital Expenditures	(16.3)	(10.9)
Free Cash Flow[6]	$41.5	$18.4

	Nine Months Ended December 31,
	2007	2006
Reconciliation of Non-GAAP Financial Data:
Net Earnings[1,2,3,4]	$87.3	$81.6
Income Taxes	43.8	40.9
Interest Income	(1.5)	(0.9)
Interest and Related Expenses	84.2	90.8
Amortization and Depreciation	57.3	57.1
EBITDA[5]	$271.1	$269.5
Income Taxes	(43.8)	(40.9)
Interest Income	1.5	0.9
Interest and Related Expenses	(84.2)	(90.8)
Deferred Income Taxes	4.9	3.0
Changes in Assets and Liabilities, Net of
Effects from Business Combinations and
Divestitures	(73.3)	(93.5)
Other, Net	42.3	13.5
Net Cash Provided by Operating
Activities	$118.5	$61.7
Capital Expenditures	(48.8)	(38.2)
Free Cash Flow[6]	$69.7	$23.5
[1]	Fiscal 2008 third quarter and nine-month net earnings include $1.0 million and $4.0 million, respectively, in discrete cumulative tax benefits.

[2]	Fiscal 2008 nine-month net earnings include an after-tax charge of $23.2 million in the first quarter on the Thermal Weapon Sights II program.

[3]	Fiscal 2008 nine-month net earnings include an after-tax curtailment gain of $7.3 million in the second quarter.

[4]	Fiscal 2007 third quarter and nine-month net earnings include $5.5 million and $6.6 million, respectively, in discrete cumulative tax benefits.

[5]	The Company defines EBITDA as net earnings before net interest and related expenses (primarily the amortization and write-off of debt premium and issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

[6]	The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (UNAUDITED)
(Millions Except Earnings per Share)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Operating Income	$91.7	$76.6	$215.2	$213.5
Pretax Operating Charge[1]	-	-	36.8	-
Pretax Curtailment Gain[1]	-	-	(11.7)	-
Adjusted Operating Income[5]	$91.7	$76.6	$240.3	$213.5

Net Earnings	$42.6	$35.1	$87.3	$81.6
After-Tax Charge[1]	-	-	23.2	-
After-Tax Curtailment Gain[1]	-	-	(7.3)	-
Discrete Cumulative Tax Benefits[3,4]	(1.0)	(5.5)	(4.0)	(6.6)
Adjusted Net Earnings[5]	$41.6	$29.6	$99.2	$75.0

Diluted Earnings per Share	$1.03	$.86	$2.11	$2.01
After-Tax Charge[1]	-	-	.56	-
After-Tax Curtailment Gain[2]	-	-	(.18)	-
Discrete Cumulative Tax Benefits[3,4]	(.02)	(.13)	(.09)	(.16)
Adjusted Diluted Earnings per Share[5]	$1.01	$.73	$2.40	$1.85
[1]	Fiscal 2008 nine-month results include the adverse impact of a $36.8 million pretax charge to operating income on the Thermal Weapon Sights II program, which resulted in an after-tax charge of $23.2 million to net earnings, or $0.56 per diluted share, in the first quarter.

[2]	Fiscal 2008 nine-month operating income includes the positive impact of an $11.7 million pretax curtailment gain, which resulted in an after-tax gain to net earnings of $7.3 million, or $0.18 per diluted share, in the second quarter.

[3]	Fiscal 2008 third quarter and nine-month net earnings include discrete cumulative tax benefits of $1.0 million, or $0.02 per diluted share, and $4.0 million, or $0.09 per diluted share, respectively.

[4]	Fiscal 2007 third quarter and nine-month net earnings include discrete cumulative tax benefits of $5.5 million, or $0.13 per diluted share, and $6.6 million, or $0.16 per diluted share, respectively.

[5]	The Company discloses adjusted operating income, adjusted net earnings and adjusted diluted EPS excluding the impact of charges, gains and discrete tax benefits because the charges, gains and tax benefits included in GAAP operating income, net earnings and diluted EPS may not be indicative of ongoing operational results or may affect the comparability of results between periods. The Company believes that the non-GAAP measures provide additional and meaningful assessments of the Company's ongoing operating performance. The Company believes that the most directly comparable GAAP financial measures to adjusted operating income, adjusted net earnings and adjusted diluted EPS are operating income, net earnings and diluted EPS, and that adjusted operating income, adjusted net earnings and adjusted diluted EPS are not substitutes for the comparable GAAP amounts. Adjusted operating income, adjusted net earnings and adjusted diluted EPS, as we define them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define adjusted operating income, adjusted net earnings and adjusted diluted EPS in the same manner.
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
THIRD QUARTER SEGMENT RESULTS (UNAUDITED)
($ Millions)

	Three Months Ended December 31,
	2007	2006
Revenues
C4I Segment	$333.4	$268.1
RSTA Segment	206.7	166.8
Sustainment Systems Segment	129.6	96.0
Technical Services Segment	166.9	149.5
Consolidated	$836.6	$680.4

Operating Income (Loss)
C4I Segment	$39.0	$27.6
RSTA Segment	25.1	20.6
Sustainment Systems Segment	15.1	17.0
Technical Services Segment	12.7	11.4
Other	(0.2)	-
Consolidated	$91.7	$76.6

Operating Margin
C4I Segment	11.7%	10.3%
RSTA Segment	12.2%	12.3%
Sustainment Systems Segment	11.7%	17.8%
Technical Services Segment	7.6%	7.6%
Consolidated	11.0%	11.3%

Bookings
C4I Segment	$269.9	$367.6
RSTA Segment	314.2	429.1
Sustainment Systems Segment	113.7	197.6
Technical Services Segment	160.1	108.6
Consolidated	$857.9	$1,102.9

Backlog
C4I Segment	$1,412.3	$1,186.4
RSTA Segment	1,210.9	1,060.7
Sustainment Systems Segment	503.1	502.6
Technical Services Segment	469.6	388.3
Consolidated	$3,595.9	$3,138.0
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
NINE-MONTH SEGMENT RESULTS (UNAUDITED)
($ Millions)

	Nine Months Ended December 31,
	2007	2006
Revenues
C4I Segment	$941.2	$811.7
RSTA Segment	549.1	430.2
Sustainment Systems Segment	354.0	280.3
Technical Services Segment	511.7	500.0
Consolidated	$2,356.0	$2,022.2

Operating Income (Loss)
C4I Segment	$105.0	$88.1
RSTA Segment[1]	22.4	46.3
Sustainment Systems Segment[2]	51.1	41.7
Technical Services Segment	37.3	36.6
Other	(0.6)	0.8
Consolidated	$215.2	$213.5

Operating Margin
C4I Segment	11.2%	10.8%
RSTA Segment[1]	4.1%	10.8%
Sustainment Systems Segment[2]	14.4%	14.9%
Technical Services Segment	7.3%	7.3%
Consolidated	9.1%	10.6%

Bookings
C4I Segment	$1,213.1	$1,025.2
RSTA Segment	754.2	791.7
Sustainment Systems Segment	362.1	401.0
Technical Services Segment	576.0	582.3
Consolidated	$2,905.4	$2,800.2

Backlog
C4I Segment	$1,412.3	$1,186.4
RSTA Segment	1,210.9	1,060.7
Sustainment Systems Segment	503.1	502.6
Technical Services Segment	469.6	388.3
Consolidated	$3,595.9	$3,138.0
[1]	Fiscal 2008 nine-month results include the adverse impact of a $36.8 million pretax charge in the first quarter on the Thermal Weapon Sights II program.

[2]	Fiscal 2008 nine-month results include the positive impact of an $11.7 million pretax curtailment gain in the second quarter from one of the Company's benefit plans.
DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
($ Thousands)

	December 31,	March 31,
	2007	2007
Assets
Cash and Cash Equivalents	$48,185	$95,833
Other Current Assets	1,090,314	1,029,829
Total Current Assets	1,138,499	1,125,662
Property, Plant and Equipment, Net	243,570	231,206
Goodwill, Intangibles and Other Assets	2,841,438	2,857,842
Total Assets	$4,223,507	$4,214,710

Liabilities and Stockholders' Equity
Current Installments of Long-Term Debt	$5,518	$5,161
Accounts Payable and Other Current Liabilities	796,566	765,371
Total Current Liabilities	802,084	770,532
Long-Term Debt, Excluding Current Installments	1,654,335	1,783,046
Other Liabilities	147,631	158,682
Stockholders' Equity	1,619,457	1,502,450
Total Liabilities and Stockholders' Equity	$4,223,507	$4,214,710

CONTACT:
DRS Technologies, Inc.
Patricia M. Williamson, 973-898-1500